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                                                                    EXHIBIT 99.2



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------


Board of Directors
Summit Life Corporation

We have audited the accompanying balance sheet of Equity Mortgage Services, Inc. as of December 31, 1996, and the related statements of operations and retained deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equity Mortgage Services, Inc. as of December 31, 1996 and the results of its operations, and cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ HAMILTON & ASSOCIATES, INC.
Hamilton & Associates, Inc.
Oklahoma City, Oklahoma
March 6, 1997